Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 20, 2010	Brendan J. McGill
Executive Vice President & CFO
215-256-8828
Harleysville Savings Financial Corporation Announces First Quarter Earnings for Fiscal Year 2010
Harleysville, PA., January 20, 2010 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that net income for the quarter ended December 31, 2009 was $1,214,000 or $.33 per diluted share compared to $1,375,000 or $.38 per diluted share for the same quarter last year.
Ron Geib, President and Chief Executive Officer of the Company, commented “We are pleased to be reporting a quarter of strong earnings despite the difficult economic times our country is currently facing. Compared to the same quarter last year, the current quarter’s earnings per share was impacted by $.05 due to the additional pre-tax FDIC premium of $209,000.” Geib also stated “Harleysville Savings remains true to its fundamental operating principles of maintaining prudent underwriting standards and investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management. The Company is well positioned for the opportunities that will be available to us in 2010, including the opening of our new Souderton branch.”
The Company’s assets totaled $839.9 million compared to $824.3 million a year ago. Stockholders’ tangible book value increased to $13.96 per share from $13.41 a year ago.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2009
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Selected Consolidated Earnings Data	2009	2009	2009	2009	2008
Total interest income	$10,256	$10,140	$9,973	$10,504	$10,726

Total interest expense	5,869	6,070	6,128	6,147	6,541

Net Interest Income	4,387	4,070	3,845	4,357	4,185

Provision for loan losses	150	110	90	100	100

Net Interest Income after Provision for Loan Losses	4,237	3,960	3,755	4,257	4,085

Impairment of equity securities	—	—	—	449	—
Loss on sale of investments	—	14	—	11	—
Gain on sale of investments	—	—	—	20	—
Other income	502	531	460	463	471
FDIC insurance premiums	227	223	604	239	18
Total other expenses	2,843	2,617	2,510	2,580	2,736

Income before Income Taxes	1,669	1,637	1,101	1,461	1,802
Income tax expense	455	355	245	258	427

Net Income	$1,214	$1,282	$856	$1,203	$1,375

Per Common Share Data
Basic earnings	$0.33	$0.35	$0.24	$0.33	$0.38
Diluted earnings	$0.33	$0.35	$0.24	$0.33	$0.38
Dividends	$0.19	$0.19	$0.18	$0.18	$0.18
Tangible book value	$13.96	$13.82	$13.66	$13.59	$13.41
Shares outstanding	3,645,288	3,627,696	3,614,903	3,603,409	3,580,711
Average shares outstanding — basic	3,633,347	3,620,270	3,608,620	3,592,286	3,580,630
Average shares outstanding — diluted	3,646,284	3,643,409	3,622,751	3,600,292	3,592,483

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Other Selected Consolidated Data	2009	2009	2009	2009	2008
Return on average assets	0.58%	0.62%	0.42%	0.59%	0.67%
Return on average equity	9.65%	10.34%	6.97%	9.93%	11.60%
Interest rate spread	1.97%	1.82%	1.72%	1.97%	1.87%
Net yield on interest earning assets	2.15%	2.01%	1.92%	2.17%	2.07%
Operating expenses to average assets	1.47%	1.37%	1.52%	1.37%	1.33%
Efficiency ratio	62.79%	61.73%	72.33%	58.48%	59.14%
Ratio of non-performing loans to total assets at end of period	0.27%	0.21%	0.24%	0.23%	0.16%
Loan loss reserve to total loans, net	0.43%	0.42%	0.47%	0.45%	0.43%
Stockholders’ equity to assets	6.06%	6.04%	5.98%	6.02%	5.82%

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Selected Consolidated Financial Data	2009	2009	2009	2009	2008
Total assets	$839,894	$830,007	$825,151	$813,732	$824,275
Consumer Loans receivable — net	440,287	439,044	428,897	433,397	436,663
Commercial Loans	63,433	59,347	54,201	49,974	46,910
Loan loss reserve	2,194	2,094	2,272	2,193	2,098
Cash & investment securities	132,212	121,364	120,291	92,224	90,128
Mortgage-backed securities	154,293	163,215	176,091	193,179	206,674
FHLB stock	16,096	16,096	16,096	16,096	16,096
Deposits	486,341	466,601	450,997	439,493	420,163
Advances	297,141	309,046	316,088	318,147	350,345
Total stockholders’ equity	50,904	50,139	49,383	48,988	48,007